As filed with the Securities and Exchange Commission on October 5, 2006

Registration No. 333-

United States
Securities and Exchange Commission

Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOVO GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-2928178
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5901 South Eastern Avenue

Commerce, California 90040

(323) 837-3700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Marc B. Crossman

Chief Executive Officer, President and Chief Financial Officer

Innovo Group Inc.

5901 South Eastern Avenue

Commerce, California 90040

(323) 837-3700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:  From time to time as determined by the selling stockholders after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.10 par value	1,041,667	$0.48	$500,000.16	$53.50

(1)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low price for the common stock of Innovo Group Inc. on the Nasdaq Capital Market on October 4, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 5, 2006

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

INNOVO GROUP INC.
5901 SOUTH EASTERN AVENUE
COMMERCE, CALIFORNIA 90040

COMMON STOCK

1,041,667 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDER

This prospectus relates to the offer and resale of up to 1,041,667 shares of our common stock from time to time by the stockholder listed beginning on page 15 of this prospectus.  We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

Our common stock is traded on the Nasdaq Capital Market under the symbol “INNO.” On October 4, 2006, the last reported sale price of the common stock on the Nasdaq Capital Market was $0.48 per share.

The selling stockholder may sell the shares of common stock described in this prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers.  See “Plan of Distribution” beginning on page 16 for more information about how the selling stockholder may sell its shares of common stock.  We will not be paying any underwriting discounts or commissions in this offering.

The securities offered by this prospectus involve a high degree of risk.  You should carefully consider the factors described under the heading “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                                      , 2006.

TABLE OF CONTENTS

Our Business
Risk factors
Forward-looking statements
Use of proceeds
Selling stockholders
Plan of Distribution
Description of capital stock
Legal matters
Experts
Where you can find more information

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf registration” process. Under this shelf registration process, the selling stockholder may, from time to time, offer and sell up to 1,041,667 shares of our common stock, as described in this prospectus, in one or more offerings.  This prospectus provides you with a general description of the securities the selling stockholder may offer. You should carefully read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before buying securities in this offering.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement.  Neither we nor the selling stockholder have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

In this prospectus, when we to refer to Innovo Group Inc. and its subsidiaries, we use the terms “Innovo Group,” “we,” “our” and “us” when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context.

Our Business

We began our operations in April 1987 as Innovo, Inc., or Innovo, a Texas corporation, to manufacture and domestically distribute cut and sewn canvas and nylon consumer products for the utility, craft, sports licensed and advertising specialty markets.  In 1990, Innovo merged into Elorac Corporation, a Delaware corporation and renamed itself our present name, Innovo Group Inc.  We focused our operations primarily on producing craft and accessory products for the consumer marketplace through various operating subsidiaries.  Since that time, we gradually evolved from producing craft and accessory products to designing and selling apparel products. During this transition, we moved our operations from Tennessee to Los Angeles, California.

Our principal business activity has evolved into the design, development and worldwide marketing of apparel products.  Our products historically have consisted of Joe’s Jeans®, other branded products, such as indie™, and private label denim and denim related products.  Joe’s is designed, developed and marketed by us internally pursuant to a license agreement and indie™ is a proprietary brand owned by us.  In May 2006, we sold the assets of our private label apparel division to Cygne Designs, Inc., or Cygne, including our private label customer list, which consisted of American Eagle Outfitters, Inc., or AEO, and Target Corporation, or Target.  As a result of this transaction, we exited private label apparel operations.  In January 2006, we announced that we were ceasing our indie™ branded apparel line.  All of our remaining indie™ finished goods inventory have been sold and we are no longer operating this apparel line.  As a result of these divestitures, going forward our continuing operation consists of our Joe’s Jeans® branded apparel line.

We do not manufacture any of our apparel products and rely on third party manufacturers to manufacture our products for distribution.  We primarily manufacture our branded apparel products in Mexico and the United States and utilize an existing manufacturing relationship with certain related parties for the manufacture of our products in Mexico.  A majority of our branded apparel products originate in Mexico and we purchase our products in various stages of production from partial to completed finished goods.  We sell our products to numerous retailers, which include major department stores, specialty stores and mass market retailers, and distributors.

Our business is seasonal.  The majority of the marketing and sales activities take place from late fall to early spring.  The greatest volume of shipments and sales are generally made from late spring through the summer, which coincides with our second and third fiscal quarters and our cash flow is strongest in our third and fourth fiscal quarters.  Due to the seasonality of our business, as well as the evolution and changes in our business and product mix and classification of certain of our activities as Discontinued Operations, our quarterly or yearly results are not necessarily indicative of the results for the next quarter or year.  Accordingly, our operational performance during the first and second fiscal quarters of our calendar year are historically weak for us and have, in the recent past, resulted in an operating loss.

During fiscal 2006, we began strategic initiatives to restructure, improve and focus our operations on our growing Joe’s Jeans® brand in an effort to solidify its position in the consumer marketplace.  Consistent with this intent, we entered into several transactions to allow us to focus our efforts on our Joe’s Jeans® line.  For example, in February 2006, we engaged Piper Jaffray & Co. to advise us on strategic alternatives to enhance stockholder value, including but not limited to strategic acquisitions, a combination, sale or merger of us with another entity, and the raising of capital through the sale of securities or assets.  In May 2006, after obtaining stockholder approval, we sold our private label apparel division of operations.  In April 2006, we announced that we entered into an agreement in the ordinary course of business with Pixior LLC, or Pixior, a Los Angeles-based apparel distribution company, to outsource our product fulfillment services, including our warehousing, distribution and customer services needs for our branded apparel products.  We began operating under this agreement in the third quarter of fiscal 2006.  Through these strategic divestitures and arrangements, we have been able to eliminate long term debt from our balance sheet and realign our efforts behind our Joe’s Jeans® brand.  In addition, we also expect to see improvement in our general and administrative expenses associated with only one line of operations.  In mid-July 2006, we moved our principal executive offices to space located within Pixior’s current space under a verbal month to month arrangement for the use of general administrative offices.  We pay Pixior $10,000 a month plus a proportional share of our occupancy costs as a facility expense.  This month to month rental payment is in addition to the fee we will pay for our product fulfillment services.

Since Joe’s Jeans® was established in 2001, the brand is recognized in the premium denim industry for its quality, fit and fashion-forward designs for denim and denim related apparel products.  By focusing our resources on our Joe’s Jeans® brand, we believe that we can continue to increase the brand’s presence in the marketplace by not only continuing to grow our core denim business but also by introducing a women’s sportswear lifestyle collection and a men’s denim line.  The ability for our Joe’s Jeans® brand to be profitable relies, in part, on our ability to continue to (i) increase our overall net sales for Joe’s; (ii) improve our gross margins; and (iii) improve the management of our inventory.  For the nine months ended August 26, 2006, our Joe’s brand has experience overall net sales growth by 19%, including a 31% increase in our domestic net sales.

On June 30, 2006, we announced that we received a Nasdaq staff deficiency notice indicating that we were no longer in compliance with Nasdaq Rule 4310(c)(4) because the closing bid price per share of our common stock was below $1.00 per share for 30 consecutive trading days.  We have been provided with 180 calendar days, or until December 27, 2006, to regain compliance with this rule.  This notification has no impact on the listing of our common stock at this time.  See “Risk Factors - If we cannot meet the Nasdaq Capital Market maintenance requirements and Nasdaq rules, Nasdaq may delist our common stock, which could negatively affect the price of the common stock and your ability to sell the common stock” for an additional discussion on this and other Nasdaq maintenance requirements related to our common stock.

We are incorporated under the laws of the State of Delaware.  Our corporate headquarters are located at 5901 South Eastern Avenue, Commerce, California, 90040.  Our telephone number is (323) 837-3700.  We also have operational offices and/or showrooms in Los Angeles and New York, and third party showrooms in New York, Los Angeles, Tokyo, Paris and Germany for the sale of our Joe’s Jeans® products.  Although we maintain a website at www.innovogroup.com, we do not intend that the information available through our website be incorporated into this prospectus.  For additional information about us and our businesses, see “Where You Can Find More Information.”

RISK FACTORS

Before you invest in our common stock by purchasing shares from a selling stockholder named in this prospectus, you should be aware that there are various risks involved in investing in our common stock. You should consider carefully these risk factors, together with all of the other information included in this prospectus and in the periodic reports we have filed with the SEC under the Securities Exchange Act of 1934, or Exchange Act, before you decide to purchase any shares of our common stock.  Our business financial condition or results of operations could be materially and adversely affected by any of these risks.  The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Certain Risk Factors

Risk Factors Relating to our Common Stock

If we cannot meet the Nasdaq Capital Market maintenance requirements and Nasdaq rules, Nasdaq may delist our common stock, which could negatively affect the price of the common stock and your ability to sell the common stock.

In the future, we may not be able to meet the listing maintenance requirements of the Nasdaq Capital Market, formerly known as the Small Cap Market, and Nasdaq rules, which require, among other things, minimum net tangible assets of $2 million and a minimum bid price for our common stock of $1.00, and a requirement that a majority of our Board of Directors be independent, as defined in the Nasdaq rules.

On June 30, 2006, we announced that we received a Nasdaq staff deficiency notice indicating that we were no longer in compliance with Nasdaq Rule 4310(c)(4) because the closing bid price per share of our common stock was below $1.00 per share for 30 consecutive trading days.  We have been provided with 180 calendar days, or until December 27, 2006, to regain compliance with this rule.  This notification has no impact on the listing of our common stock at this time.  We expect to develop a plan so that we may regain compliance within the grace period; however, there can be no assurance that we will be able to maintain the bid price of our common stock at $1.00 for the 10 consecutive trading days in order to regain compliance.

If we are unable to satisfy Nasdaq criteria for maintaining listing, our common stock would be subject to delisting.  Trading, if any, of our common stock would thereafter be conducted in the over-the-counter market, in the so-called “pink sheets” or on the National Association of Securities Dealers, Inc., or NASD, “electronic bulletin board.” As a consequence of any such delisting, a stockholder would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices of our common stock.

Our common stock price is extremely volatile and may decrease rapidly.

The trading price and volume of our common stock has historically been subject to wide fluctuation in response to factors such as the following, some of which are beyond our control:

•      annual and quarterly variations in actual or anticipated operating results,

•      operating results that vary from the expectations of securities analyst and investors,

•      changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors,

•      changes in market valuations of other denim apparel companies,

•      announcements of new product lines by us or our competitors, announcements by us or our competitors of significant contracts, acquisitions or dispositions of assets, strategic partnerships, joint ventures or capital commitments,

•      additions or departures of key personnel or members of our board of directors, and

•      general conditions in the apparel industry.

In the 52 week period prior to October 4, 2006, the closing price of our common stock has ranged from $0.37 to $1.95.  In addition, stock markets generally have experienced extreme price and volume trading volatility in recent years.  This volatility has had a substantial effect on the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies.  These broad market fluctuations may significantly and negatively affect the market price of our common stock.

We are controlled by our management and other related parties.

Our executive officers and directors beneficially own approximately 22% of our common stock,  in the aggregate, including options exercisable within 60 days of October 4, 2006.  More specifically, the Chairman of our Board, Sam Furrow, beneficially owns approximately 9.7% of our common stock, and Jay Furrow, our former Chief Executive Officer, current member of our Board and the son of Sam Furrow, beneficially owns approximately 5.5% of our common stock.  In addition, we have some stockholders with whom we have had certain relationships and entered into related party transactions.  For example, we have granted certain rights in 2000 in connection with investments made by Commerce and other investors affiliated with Hubert Guez and Paul Guez, or collectively, the Commerce Group, and Mr. Joseph Mizrachi.  Based upon an investor rights agreement, each of the Commerce Group and Mr. Mizrachi has the right to designate three individuals and one individual, respectively, for election to our board of directors.  If any or all of the Commerce Group or Mizrachi designated directors are elected, then our board has the obligation to appoint at least one Commerce and/or Mizrachi designated director to each of its committees.  As of February 21, 2003, the Mizrachis ceased to be the beneficial owners of more than 5% of our securities.  Based upon a Schedule 13D/A filed by Paul Guez, Azteca Productions International, Inc., or Azteca, and Hubert Guez on July 17, 2006, the Guez brothers, including entities owned or controlled by them, beneficially own approximately 13.5% of our common stock in the aggregate.  Azteca is the selling stockholder in this prospectus.

Because of their relationships with us or the investor rights agreement, the Mizrachis and the Guez brothers may be in a position to influence the election of our board of directors and thus, may be in a position to control our affairs.  Our bylaws also limit the ability of stockholders to call a special meeting of stockholders.  These bylaw provisions could have the effect of discouraging a takeover of us, and therefore may adversely affect the market price and liquidity of our securities.  We are also subject to a Delaware statute regulating business combinations that may hinder or delay a change in control.  The anti-takeover provisions of the Delaware statute may adversely affect the market price and liquidity of our securities.

Risk Factors Relating to our Operations

Our operations could be dependent on our ability to execute on our exploration of strategic initiatives for our business.

In January 2006, we announced that our Board of Directors decided to explore strategic initiatives related to our business, including the possible sale of some or all of our assets.  However, we cannot assure you that this process will result in a specific transaction or that this change will result in profitability for us.  We do not expect to disclose developments related to this exploration of a strategic alternative for us until a definitive agreement has been approved by our Board of Directors.  While we believe that the exploration of strategic initiatives for us may ultimately enhance stockholder value, we cannot assure you that entering into a specific transaction or transactions related to our assets will result in enhanced economic value or profitability.

We may not be successful in implementing our strategic plan to focus our resources on our best performing asset, our Joe’s Jeans® brand.

Our ongoing business operation focuses our resources on our Joe’s Jeans® brand.  While to date, this has been our best performing asset, we cannot assure you that this change will result in profitability for us or that our Joe’s Jeans® brand will continue to meet our expectations in terms of sales, profits and acceptance in the marketplace by consumers and retailers.  Therefore, our business operations could be negatively impacted by a change in any one or all of these expectations and may have a material adverse impact on our financial condition and results of operations.

Due to our negative cash flows, we could be required to cut back or stop operations if we are unable to raise or obtain needed funding.

Our ability to continue operations will depend on (i) utilizing our receivable and inventory based factoring facilities with CIT; (ii) reducing operating expenses by continuing to carry out certain strategic initiatives, which included the sale of assets of our private label apparel division completed in May 2006; (iii) maximizing our trade payables with our domestic and international suppliers; (iv) managing our inventory levels; and (v) increasing collection efforts on existing accounts receivable.

One of our primary methods to obtain the cash necessary for operating needs is through our availability under our accounts receivable factoring agreements and inventory security agreements, or the Factoring Facilities, with CIT.  These Factoring Facilities give us, through our operating subsidiaries, the ability to obtain cash by selling to CIT certain of our accounts receivables for up to 85% of the face amount of the factored receivables, on either a recourse or non-recourse basis depending on the creditworthiness of the customer, and also allow us to obtain advances for up to 50% of the value of certain eligible inventory.  We obtain advances under the Factoring Facilities at 85% of factored invoices and under the inventory security agreement up to a $1,000,000 maximum availability.  As of August 26, 2006, our availability with CIT was approximately $341,000 under the Factoring Facilities.  This amount fluctuates on a daily basis based upon our invoicing and collection related activity.  In connection with the agreements with CIT, certain assets are pledged to CIT, including all of our inventory, merchandise, and/or goods, including raw materials through finished goods and receivables.

These Factoring Facilities may be terminated by CIT upon 60 days prior written notice or immediately upon the occurrence of an event of default, as defined in the agreement.  The agreements may be terminated by our subsidiaries, upon 60 days advanced written notice prior to June 30, 2007 or earlier provided that the minimum factoring fees have been paid for the respective period.

Because our negative cash flows could result in an event of default, we may be forced to pay our liability with CIT, which could include CIT exercising its right to take possession of the pledged collateral, which includes raw materials through finished goods and receivables.  Although we have undertaken numerous measures to increase sales, control inventory costs, operate more efficiently and implement a strategic initiative with certain assumptions so that we may be able to continue to fund our operations for the remainder of fiscal 2006, we may continue to experience losses and negative cash flows.  We can give you no assurance that we will in fact operate profitably in the future or that we can maximize our availability under our Factoring Facilities with CIT.

The seasonal nature of our business makes management more difficult, severely reduces cash flow and liquidity during parts of the year and could force us to curtail our operations.

Our business is seasonal.  The majority of our marketing and sales activities take place from late fall to early spring. Our greatest volume of shipments and sales occur from late spring through the summer, which coincides with our second and third fiscal quarters, which also forces us to build-up inventories during our first and second fiscal quarters when our cash flow is weakest.  Historically speaking, our cash flow is strongest in the third and fourth fiscal quarters.  Unfavorable economic conditions affecting retailers during the fall and holiday seasons in any year could have a material adverse effect on our results of operations for the year.  We are likely to experience periods of negative cash flow throughout each year, including, a drop-off in business commencing each December, which could force us to curtail operations if adequate liquidity is not available.  We cannot assure you that the effects of such seasonality will diminish in the future.

We face risks associated with constantly changing fashion trends, including consumer’s response to our Joe’s Jeans® branded apparel.

Our success will depend on our ability to anticipate, gauge and respond to changing consumer demand and fashion trends in a timely manner, in particular, consumer demand for our Joe’s Jeans® branded apparel.  Any failure on our part to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect the acceptance of our products and leave us with a substantial amount of unsold inventory or missed opportunities in the marketplace.  If that occurs, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory, which may negatively affect our ability to achieve profitability.  At the same time, a focus on tight management of inventory may result, from time to time, in our not having an adequate supply of products to meet consumer demand and may cause us to lose sales.

In addition, we face risks associated with delivering an entire collection of items, including, fashion t-shirts, tops, sweaters and bottoms in fabric other than denim, of fashion-forward apparel items bearing the Joe’s Jeans® brand name.  We attempt to minimize our risk associated with these products through early order commitments by retailers.  We must generally place production orders with manufacturers before we have received all of a season’s orders and orders may be cancelled by retailers before shipment.  Therefore, if we fail to anticipate accurately and respond to consumer preferences, we could experience lower sales, excess inventories or lower profit margins, any of which could have a material adverse effect on our results of operations and financial condition.

Our business could be negatively impacted by a change in consumer demand for denim in the marketplace.

Denim, including premium denim, a term for denim jeans with a retail price of $100 or more as sometimes referred to by the media, has been increasingly popular and growing in sales over the past few years as a consumer discretionary purchase.  Because of consumer demand, our Joe’s Jeans® products experienced domestic growth during fiscal 2006.  However, because consumer demands and fashion trends are subject to cyclical variations as well as the fact that the general economy and future economic prospects can often affect consumer spending habits, a change in any one of the following:

•      consumer demand,

•      consumer purchases of discretionary items,

•      the economy in general, or

•      fashion trends,

any of which may result in lower sales, excess inventories or lower profit margins for our products, any of which could have a material adverse effect on our results operations and financial condition.

A portion of our net sales and gross profit is derived from a small number of large customers.

Our 10 largest customers accounted for approximately 81% of our net sales during fiscal 2005, and in particular, one former private label apparel customer accounted for 49% of our net sales during fiscal 2005.  We do not enter into any type of long-term agreements or firm commitment orders with any of our customers.  Instead, we enter into a number of individual purchase order commitments with our customers.  A decision by the controlling owner of a group of stores or store or any other significant customer, whether motivated by competitive conditions, financial difficulties or otherwise, to decrease the amount of merchandise purchased from us, or to change their manner of doing business with us, could have a material adverse effect on our financial condition and results of operations if we were unable to find an alternative customer for our products in a timely manner.

We rely on our Joe’s Jean ® License Agreement to generate a substantial portion of our revenues.

Our sales are dependent upon our Joe’s Jeans® license.  Although we believe we will continue to meet all of our material obligations under this license agreement, there can be no assurance that such license rights will continue or will be available for renewal beyond the rights that we have under the agreement.  As of August 26, 2006, we generated $31,305,000 in net sales under our Joe’s Jeans® license with a gross profit of $11,492,000 and are therefore, dependent on our revenue from this license agreement.

Our business could be negatively impacted by the financial health of our retail customers.

We sell our product primarily to retail and distribution companies around the world based on pre-qualified payment terms.  Financial difficulties of a customer could cause us to curtail business with that customer, in addition to the customer’s decision to decrease the level of its orders, to cancel orders previously placed in advance of shipment dates or to cease carrying our products.  We may also assume more credit risk relating to that customer’s receivables.  We are dependent primarily on lines of credit that we establish from time to time with customers, and should a substantial number of customers become unable to pay their respective debts as they become due, we may be unable to collect some or all of the monies owed by those customers.

In recent years, the retail industry has experienced consolidation or other ownership changes that have resulted in one entity controlling several different stores.  This consolidation can result in fewer customers for our products or the closing of some stores or the number of “doors” which carry our products.  As a result, the potential for consolidation or ownership changes, closing of retail outlets and less customers could negatively impact sales of our products and have a material adverse effect on our financial condition and results of operations.

We are currently dependent on supply and distribution arrangements with Azteca, Commerce, certain stockholders and their related entities to generate a substantial portion of our revenues.

Over the course of our relationship with Azteca, Commerce, Hubert Guez and Paul Guez, we have at certain times entered into supply and distribution arrangements, verbal and written, with them.  Azteca and Commerce are entities controlled by Hubert Guez and/or Paul Guez.  This relationship is dependent in part with our ability to work with Azteca, Commerce and each of the Guez brothers.  The loss of our supply arrangements with Azteca and/or Commerce could adversely affect our current supply responsibilities, as we rely on them to manufacture a significant amount of our Joe’s Jeans products manufactured in Mexico.  If we, due to unforeseen circumstances that may occur in the future, are unable to utilize the services of Azteca and/or Commerce for manufacturing, our operations may be adversely affected until we are able to secure manufacturing arrangements with other suppliers that could provide a similar magnitude of services to us.  In addition, developing and finding such alternative suppliers for such services may take focus, time and effort from management’s attention to other operations.

We outsource a substantial amount of our products to be manufactured to Azteca and/or Commerce.   In fiscal 2005, we purchased approximately $63,500,000 in goods and services, or 68% of our total purchases from Azteca and/or Commerce.

The loss of the service of our chief executive officer or our head designer for our Joe’s Jeans® products could have a material adverse effect on our business.

Our chief executive officer has substantial experience and expertise in our business and has made significant contributions to our growth and success.  The unexpected loss of services of this individual could also adversely affect us.  We are currently not protected by a key-man or similar life insurance covering our chief executive officer, nor do we have a written employment agreement with him.  If, for example, our chief executive officer should leave us, his departure would likely have a substantial impact on our ability to operate, on a daily basis, because we would be forced to find and hire a similarly experienced person to fill this position, and daily operations may suffer temporarily as a result of this immediate void.

Furthermore, with respect to our Joe’s branded apparel line, while we maintain an employment agreement with Joe Dahan, president of our Joe’s Jeans subsidiary, should Mr. Dahan leave Joe’s, his experience, design capabilities, and name recognition in the apparel industry could materially adversely affect the operations of Joe’s, because we rely on Mr. Dahan’s capabilities to design, direct and produce product for the Joe’s brand.  While we believe that there is alternative talent in the industry so that we may be able to replace him, our operations may be adversely affected until we are able to secure a person that could provide a similar magnitude of services to us.  However, the loss of Mr. Dahan would not terminate our agreement with JD Design pursuant to which we license the use of Joe’s Jeans® and the JD logo.

Our business could suffer as a result of manufacturer’s inability to produce our goods on time and to our specifications or if we need to replace manufacturers.

We do not own or operate any manufacturing facilities and therefore depend upon independent third parties for the manufacture of all of our products.  Our products are manufactured to our specifications by both domestic and international manufacturers.  During fiscal 2005, approximately 23% of our products were manufactured in the United States and approximately 68% of our products were manufactured in Mexico or foreign countries.  The inability of a certain manufacturer to ship orders of our products in a timely manner or to meet our quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect on our financial condition and results of operations.  Because of the seasonality of our business, and the apparel and fashion business in particular, the dates on which customers need and require shipments of products from us are critical, as styles and consumer tastes change so rapidly in the apparel and fashion business, particularly from one season to the next.  Further, because quality is a leading factor when customers and retailers accept or reject goods, any decline in quality by our third-party manufacturers could be detrimental not only to a particular order, but also to our future relationship with that particular customer.

We compete with other companies for the production capacity of our manufacturers.  Some of these competitors have greater financial and other resources than we have, and thus may have an advantage in the competition for production and import quota capacity.  If we experience a significant increase in demand, or if an existing manufacturer of ours must be replaced, we may have to expand our third-party manufacturing capacity.  We cannot assure you that this additional capacity will be available when required on terms that are acceptable to us or similar to existing terms which we have with our manufacturers, either from a production standpoint or a financial standpoint.  We enter into a number of purchase order commitments each season specifying a time for delivery, method of payment, design and quality specifications and other standard industry provisions, but do not have long-term contracts with any manufacturer.  None of the manufacturers we use produces our products exclusively.

Should we be forced to replace one or more of our manufacturers, particularly a manufacturer that we may rely upon for a substantial portion of our production needs, such as Commerce, then we may experience an adverse financial impact, or an adverse operational impact, such as being forced to pay increased costs for such replacement manufacturing or delays upon distribution and delivery of our products to our customers, which could cause us to lose customers or lose revenues because of late shipments.

If an independent manufacturer or license partner of ours fails to use acceptable labor practices, our business could suffer.

While we require our independent manufacturers to operate in compliance with applicable laws and regulations, we have no control over the ultimate actions of our independent manufacturers.  While our internal and vendor operating guidelines promote ethical business practices and our staff periodically visits and monitors the operations of our independent manufacturers, we do not control these manufacturers or their labor practices.  The violation of labor or other laws by one of our independent manufacturers, or by one of our license partners, or the divergence of an independent manufacturer’s or license partner’s labor practices from those generally accepted as ethical in the United States, could interrupt or otherwise disrupt the shipment of finished products to us or damage our reputation.  Any of these, in turn, could have a material adverse effect on our financial condition and results of operations.  In particular, the laws governing garment manufacturers in the State of California impose joint liability upon us and our independent manufacturers for the labor practices of those independent manufacturers.  As a result, should one of our independent manufacturers be found in violation of state labor laws, we could suffer financial or other unforeseen consequences.  We also utilize the services of a third party independent labor consulting service to conduct on site audits as required by state labor laws to help minimize our risk and exposure to unacceptable labor practice violations.

Our trademark and other intellectual property rights may not be adequately protected outside the United States and some of our products are targets of counterfeiting.

We believe that our trademarks, whether licensed or owned by us, and other proprietary rights are important to our success and our competitive position.  In the course of our international expansion, we may, however, experience conflict with various third parties who acquire or claim ownership rights in certain trademarks.  We cannot assure that the actions we have taken to establish and protect these trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and proprietary rights of others.  Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction.  In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States.

Certain of our products, in particular, our Joe’s Jeans® products, are sometimes the target of counterfeiters.  As a result, there are often products that are imitations or “knock-offs” of our Joe’s Jeans® products that can be found in the marketplace or consumers can find products that are confusingly similar to ours.  We intend to vigorously defend our trademarks and products bearing our trademarks, however, we cannot assure you that our efforts will be adequate to prosecute and block all sales of infringing products from the marketplace.

Our ability to conduct business in international markets may be affected by legal, regulatory, political and economic risks.

Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is subject to risks associated with international operations. Some of these risks include:

•      the burdens of complying with a variety of foreign laws and regulations,

•      unexpected changes in regulatory requirements, and

•      new tariffs or other barriers to some international markets.

We are also subject to general political and economic risks associated with conducting international business, including:

•      political instability,

•      changes in diplomatic and trade relationships, and

•      general economic fluctuations in specific countries or markets.

We cannot predict whether quotas, duties, taxes, or other similar restrictions will be imposed by the United States, Mexico, the European Union, Canada, China, Japan, India, Korea or other countries upon the import or export of our products in the future, or what effect any of these actions would have on our business, financial condition or results of operations.  Changes in regulatory or geopolitical policies and other factors may adversely affect our business in the future or may require us to modify our current business practices.

We face intense competition in the denim industry.

We face a variety of competitive challenges from other domestic and foreign fashion-oriented apparel producers, some of whom may be significantly larger and more diversified and have greater financial and marketing resources than we have.  We do not currently hold a dominant competitive position in any market.  We compete with other denim manufacturers such as Seven for All Mankind, Citizens of Humanity and Rock & Republic, and other larger competitors primarily on the basis of:

•      anticipating and responding to changing consumer demands in a timely manner,

•      maintaining favorable brand recognition,

•      developing innovative, high-quality products in sizes, colors and styles that appeal to consumers,

•      appropriately pricing products,

•      providing strong and effective marketing support,

•      creating an acceptable value proposition for retail customers,

•      ensuring product availability and optimizing supply chain efficiencies with manufacturers and retailers, and

•      obtaining sufficient retail floor space and effective presentation of our products at retail.

Furthermore, some of our competitors are privately held corporations and may have resources available to them that we, as a public company do not have.  Therefore, it may be difficult for us to effectively gauge consumer response to our products and how our products are competing with these and other competitors in the marketplace.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events.  These statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management.  When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us.  These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus.  Factors that can cause or contribute to these differences include those described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  These forward looking statements include, but are not limited to, statements regarding the following:  growth opportunities and increasing market share, earnings estimates, future financial performance and other matters.  Although we believe that the expectations contained in these forward-looking statements are reasonable, you cannot be assured that these expectations will prove correct.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected.  Any forward-looking statements you read in this prospectus and the documents incorporated by reference in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.  All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.  You should carefully review and consider all information, including the information included in the section entitled “Risk Factors” and the financial statements and the notes to the financial statements and related disclosures incorporated by reference in this prospectus before making an investment decision.  We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus.  All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares, which will be borne by the selling shareholder.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The nature of any position, office or other material relationship the selling stockholder has had with us within the past three years is indicated in the footnotes to the table. All of the information contained in the table below is based upon information provided by the selling stockholder in its last Schedule 13-D filing with the SEC on July 17, 2006.  We have not independently verified this information.  The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares. Further, the selling stockholder may have sold, transferred or otherwise disposed of some or all of its common stock since the date on which the information is presented in transactions exempt from or not subject to the registration requirements of the Securities Act.  Accordingly, the specific ownership of the selling stockholder may vary at any given time.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares	Percent of Class	Number of Shares to be Sold in the Offering	Number of Shares	Percent of Class

Azteca Production International, Inc.	4,343,575	12.6%	1,041,667	3,301,908	9.6%

TOTAL for Selling Stockholder:	4,343,575		1,041,667

(1)           Azteca Production International, Inc., or Azteca, is an entity jointly owned by Hubert Guez and Paul Guez.  We originally purchased the assets for our private label apparel division on July 17, 2003 through an asset purchase agreement, or the Blue Concept asset purchase agreement, with the Blue Concept Division of Azteca, Hubert Guez and Paul Guez.  Pursuant to the Blue Concept asset purchase agreement and as payment of the purchase price, we issued a seven-year convertible promissory note for the full purchase price of $21.8 million.  On March 5, 2004, our stockholders approved the issuance of up to 4,166,667 shares of our common stock to Azteca in connection with the Blue Concept asset purchase agreement.  The shares offered hereunder are shares that were issued pursuant to the terms and conditions of the Blue Concept asset purchase agreement.  From time to time, we have entered into one or more transactions with Azteca, Hubert Guez and/or Paul Guez and certain of their affiliated companies.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholder.  The selling stockholder is Azteca Production International, Inc. and also includes any donee, pledgee, transferee or other successor-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership or limited liability company or corporate distribution, assignment or other non-sale related transfer.

The selling stockholder may offer its shares of common stock at various times in one or more of the following transactions (which may include block transactions):

•              on any securities exchange or quotation on which our common stock may be listed or quoted at the time of such sale;

•              in the over-the-counter market;

•              in negotiated transactions;

•              through put or call option transactions relating to the shares;

•              in transactions other than on such exchanges or services in the over-the-counter market;

•              through short sales of shares;

•              any other method permitted under applicable law; or

•              in a combination of any of the above transactions.

These transactions may be made directly by the selling stockholder or through underwriters, broker dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholder and the purchasers of the common stock for whom they may act as agents (which compensation may be in excess of customary compensation). The selling stockholder has not advised us that it has entered into any agreements, understandings or arrangements with any underwriters, broker dealers or agents regarding the sale of its securities.

The selling stockholder may enter into hedging transactions with broker dealers or other financial institutions. In connection with these transactions, broker dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling stockholder. The selling stockholder may also loan or pledge the common stock to broker dealers or other financial institutions that in turn may sell the common stock or enter into options or other transactions with broker dealers or other financial institutions which require the delivery to these broker dealers or other financial institutions of shares offered by this prospectus, which shares these broker dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented, as necessary, to reflect such transaction).

The selling stockholder and any underwriters, broker dealers or agents that act in connection with the sale of shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker dealers or agents or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholder may agree to indemnify any underwriter, agent or broker dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.  Certain of the agreements with the selling stockholder contain reciprocal indemnification provisions between us and the selling stockholder to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.

Because the selling stockholder may be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder may be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of up to five business days prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of the purchases and sales of shares of our common stock by the selling stockholder or any other person.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Pursuant to our Amended and Restated Certificate of Incorporation, we are authorized to issue 80,000,000 shares of common stock, $.10 par value per share.  As of October 4, 2006, we had outstanding 34,343,454 validly issued, fully paid and non-assessable shares of common stock.

Holders of the common stock are entitled to one vote for each share held of record in each matter properly submitted to such holders for a vote.  Subject to the rights of the holders of any other outstanding series of stock our board of directors may designate from time to time, holders of common stock are entitled to receive their pro rata share of (i) any dividends that may be declared by the board of directors out of assets legally available therefore, and (ii) any excess assets available upon the liquidation, dissolution, or winding up of our company.

Our Board of Directors may issue the additional shares of common stock, up to the authorization of 80 million shares, without soliciting additional stockholder approval.  The existence of authorized but unissued shares of the common stock could tend to discourage or render more difficult the completion of a hostile merger, tender offer or proxy contest.  For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in the best interest of the company and its stockholders, the ability to issue additional shares of stock without further stockholder approval could have the effect of rendering more difficult or costly the completion of the takeover transaction, by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Preferred Stock

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 5 million shares of preferred stock with designations, rights and preferences determined from time to time by the board of directors.  Accordingly, the board of directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of common stock.  In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Innovo.  As of October 4, 2006, we had did not have any shares of preferred stock outstanding.

Certain Provisions Relating to Share Acquisitions

Section 203 of the Delaware General Corporation Law generally prevents a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation’s voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination, (ii) the interested stockholder acquires 85% of the corporation’s voting stock in the same transaction in which it exceeds 15%, or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder.  The Delaware General Corporation Law provides that a corporation may elect not to be governed by Section 203.  We have made no such election and are therefore governed by Section 203.  Such anti-takeover provision may have an adverse effect on the market for our securities.

Indemnification and Limitation of Liability

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by Delaware law, including some instances in which indemnification is otherwise discretionary under Delaware law.  The Amended and Restated Certificate of Incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the director’s fiduciary duty of care to the company and its stockholders.  This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities for environmental laws.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Transfer Agent and Registrar for our Common Stock

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company located at 17 Battery Place, New York, New York 10004, and its telephone number is (212) 509-4000.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for our company by our general counsel, Dustin A. Huffine, Esq.  Mr. Huffine beneficially owns 8,050 shares of common stock held for his personal account and options to purchase 150,000 shares (including shares exercisable within 60 days of the date of this prospectus) of our common stock pursuant to our 2004 Stock Incentive Plan.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended November 26, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of November 26, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements, schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.  We also make such documents that we file with the SEC available on our website at http://www.innovogroup.com as soon as reasonably practicable after such reports are electronically filed with or furnished to the SEC.  However, we do not intend that the information available through our website be incorporated into this prospectus.

We have filed a registration statement on Form S-3 with the SEC to register the offering of the shares of common stock offered pursuant to this prospectus.  This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information included in the registration statement.  For further information about us, this offering and our common stock, you may refer to the registration statement and its exhibits and schedules as well as the documents described herein.  You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC’s website as described above.

This prospectus may contain summaries of contracts or other documents.  Because they are summaries, they will not contain all of the information that may be important to you.  If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be an important part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information.  We incorporate by reference the following documents as well as any future filing we will make with the SEC (File No. 0-18926) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, provided, however, we are not incorporating any information furnished under Item 2.02, Item 7.01, or Item 9.01 of any Current Report on Form 8-K:

1.     Our Annual Report on Form 10-K for the fiscal year ended November 26, 2005, filed with the SEC on February 9, 2006;

2.     Our Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended November 26, 2005, filed with the SEC on March 24, 2006

3.     Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2006;

4.     Our Quarterly Report on Form 10-Q for the three and nine months ended August 26, 2006 filed with the SEC on October 5, 2006;

5.     Our Quarterly Report on Form 10-Q for the three and six months ended May 27, 2006 filed with the SEC on July 6, 2006;

6.     Our Quarterly Report on Form 10-Q for the three months ended February 25, 2006 filed with the SEC on April 6, 2006;

7.     Our Current Report on Form 8-K filed with the SEC on October 5, 2006;

8.     Our Current Report on Form 8-K filed with the SEC on July 17, 2006;

9.     Our Current Report on Form 8-K filed with the SEC on July 3, 2006;

10.   Our Current Report on Form 8-K filed with the SEC on June 29, 2006;

11.   Our Current Report on Form 8-K filed with the SEC on June 19, 2006;

12.   Our Current Report on Form 8-K filed with the SEC on June 12, 2006;

13.   Our Current Report on Form 8-K filed with the SEC on May 17, 2006;

14.   Our Current Report on Form 8-K filed with the SEC on April 10, 2006;

15.   Our Current Report on Form 8-K filed with the SEC on April 6, 2006;

16.   Our Current Report on Form 8-K filed with the SEC on March 2, 2006;

17.   Our Current Report on Form 8-K filed with the SEC on February 21, 2006;

18.   Our Current Report on Form 8-K filed with the SEC on February 9, 2006;

19.   Our Current Report on Form 8-K filed with the SEC on February 6, 2006;

20.   Our Current Report on Form 8-K/A filed with the SEC on February 2, 2006;

21.   Our Current Report on Form 8-K filed with the SEC on January 17, 2006; and

22.   Our description of common stock that is referenced in our registration statement on Form 8-A, File No. 000-18926, filed with the SEC on December 6, 1990 (which incorporates by reference the description of Common Stock that is contained in our Post Effective Amendment No. 6 to

Form S-18, File No. 33-25912, filed with the SEC on November 29, 1990), including all amendments or reports filed for the purpose of updating such description.

You, including any beneficial owner of any security to whom a prospectus is delivered, may request a copy of these filings or any exhibits thereto, at no cost, by writing to or calling Dustin Huffine, Secretary, Innovo Group Inc., 5901 South Eastern Avenue, Commerce, California 900040, telephone (323) 837-3700.

1,041,667 SHARES

INNOVO GROUP INC.

COMMON STOCK

PROSPECTUS

                     , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                                    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby.  All amounts are estimates, except for the SEC registration fee.

SEC registration fee	$53.50
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$5,000.00
Transfer agent and registrar fees and expenses	$1,000.00
Miscellaneous expenses	$1,000.00
Total	$12,053.50

Item 15.                                    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  In actions brought by or in the right of a corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.  Article Nine of our Amended and Restated Certificate of Incorporation requires that we indemnify our directors and officers for certain liabilities incurred in the performance of their duties on our behalf to the fullest extent allowed by Delaware law.

Our Amended and Restated Certificate of Incorporation relieves our directors from personal liability to us or our stockholders for breach of any of such director’s fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law.  Under Section 102(b)(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duties as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transaction from which such director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.            Exhibits.

The following exhibits are filed herewith and as a part of this registration statement:

Exhibit Number	Description	Document if Incorporated by Reference
5	Opinion of Dustin A. Huffine, Esq.	Filed herewith

23.1	Consent of Dustin A. Huffine, Esq. (included in Exhibit 5)	Filed herewith

23.2	Consent of Ernst & Young LLP	Filed herewith

24	Power of Attorney (included on page II-4and II-5)	Filed herewith

Item 17.            Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post - effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 that is part of this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on the 5th day of October, 2006.

INNOVO GROUP INC.
By:	/s/ Marc Crossman
Marc Crossman
Chief Executive Officer (Principal Executive Officer), President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints Marc Crossman and his true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for he same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.  SIGNATURE PAGE TO FOLLOW.]

Signature	Capacity	Date
/s/ Marc B. Crossman	Chief Executive Officer (Principal Executive Officer), President, Chief Financial Officer (Principal Financial Officer) and Director	October 5, 2006
Marc B. Crossman

/s/ Richard A. Quiroga	Senior Vice President of Finance (Principal Accounting Officer)	October 5, 2006
Richard A. Quiroga

/s/ Samuel J. Furrow	Chairman of the Board of Directors	October 4, 2006
Samuel J. Furrow

/s/ Samuel J. Furrow, Jr.	Director	October 4, 2006
Samuel J. Furrow, Jr.

/s/ Kelly Hoffman	Director	October 4, 2006
Kelly Hoffman

/s/ Thomas O’Riordan	Director	October 4, 2006
Thomas O’Riordan

/s/ Suhail R. Rizvi	Director	October 4, 2006
Suhail R. Rizvi

/s/ Kent A. Savage	Director	October 4, 2006
Kent A. Savage

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5	Opinion of Dustin A. Huffine, Esq. *

23.1	Consent of Dustin A. Huffine, Esq. (included in Exhibit 5 hereto) *

23.2	Consent of Ernst & Young LLP *

24	Power of Attorney (included in the signature page of this Registration Statement)*

* Filed herewith.